Exhibit 99.1

              Ultralife Batteries Updates Second Quarter Guidance;
               2005 Revenue Projected to Grow up to 10% Over 2004


    NEWARK, N.Y.--(BUSINESS WIRE)--June 16, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) expects second quarter revenue of approximately $21 million, after the U.S. Defense Department informed it that a planned BA-5390 battery procurement will not occur before the end of the second quarter, as originally anticipated in the company's second quarter revenue guidance of approximately $28 million. The company expects to report modest operating income for the second quarter as compared to its previous guidance of approximately $2.5 million.
    At this time, purchasing of the BA-5390 batteries by the Defense Department requires an 'urgent buy' contract due to the delay in qualification of these batteries caused by the now-resolved protest of the Next Gen II, Phase IV award. Processing of 'urgent buy' contracts is taking longer than expected, making it difficult for the company to predict BA-5390 order flow. The company remains on track to complete qualification of the enhanced BA-5390 batteries in the third quarter under the Next Gen II, Phase IV award. Once qualified, BA-5390 batteries will be ordered under the Next Gen contract, obviating the need for procurements under 'urgent buy' contracts.
    "We are confident that order flow will become more predictable following qualification under the Next Gen II, Phase IV award," said John D. Kavazanjian, president and chief executive officer. "For the remainder of 2005, the timing of BA-5390 order flow is likely to remain uncertain. As a result, we are now adjusting our 2005 revenue range to be between the 2004 level and up to 10% growth." Kavazanjian continued, "At the same time, our commercial business is performing extremely well on the strength of our successful development efforts, broadened product portfolio and expanded distribution network, giving us confidence that we will see an acceleration of orders in such key markets as telematics, search and rescue and medical in the second half of the year."

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com